UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2015

LOTON, CORP

(Exact Name of Registrant as Specified in Charter)

Nevada	333-167219	98-0657263
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

269 South Beverly Drive Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements to Certain Officers.

On October 6, 2015, the Board of Directors (the “Board”) of Loton, Corp (the “Company”) appointed Blake Indursky, age 43, as the Executive Vice Chairman and Senior Vice President of Operations of the Company. Mr. Indursky has been a member of the Company’s Advisory Board since August 2015. Mr. Indursky has over twenty years of experience as an executive in various music and technology companies. Mr. Indursky was President of Flying Point Ventures, LLC, a brand marketing, live event, and online and emerging technology advisory firm, from 2009 to 2014. Between 2006 and 2008, Mr. Indursky was Director Acquisitions for RAL Companies where he purchased New York properties for development of luxury residential apartments and condominiums. Prior to that period, Mr. Indursky served as Vice President of Sony Music Entertainment from 2001 to 2004 and was employed in various executive capacities with Sony Music since 1991. Mr. Indursky is a member of both the New York and New Jersey State Bars and received a J.D. in Law from Hofstra University and a B.A. in Liberal Arts from American University.

Mr. Indursky’s employment agreement provides for a twelve-month term, renewable on an annual basis unless terminated by either party thereto, compensation of $10,000 per month and 250,000 shares of the Company’s restricted common stock which shall vest equally on a monthly basis over the twelve (12) month term of the Employment Agreement. The securities were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving any public offering.

Other than Mr. Indursky’s prior services for the Company, Mr. Indursky has not engaged in a related party transaction with the Company during the last two fiscal years, and there are no family relationships between Mr. Indursky and any of the Company’s executive officers or directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.1	Press Release dated October 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOTON, CORP

Dated: October 13, 2015	By:	/s/ Robert S. Ellin
Robert S. Ellin
Executive Chairman and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 6, 2015